                                                                                                                   Exhibit 99.1

Contact Information:

Coffin Communications Group                                   Perini Corporation
15300 Ventura Boulevard, Suite 303                            73 Mount Wayte Ave.
Sherman Oaks, CA 91403                                        Framingham, MA 01701
(818) 789-0100                                                (508) 628-2295
Crocker Coulson, Partner                                      Robert Band, President

FOR IMMEDIATE RELEASE

Perini Corporation to Acquire James A. Cummings, Inc.

  Acquisition to support Perini's expansion into Southeast region

Framingham, MA – December 19, 2002 – Perini Corporation (Amex:PCR), a leading building, civil construction and construction management company, today announced that it had signed a definitive agreement to acquire James A. Cummings, Inc., a privately held construction company.

Based in Fort Lauderdale, Florida, James A. Cummings, Inc. is an established building company in the South Florida region, with approximately $100 million in annual revenues, specializing in the construction of schools, public and commercial facilities. Under the terms of the Agreement, Perini agreed to acquire 100% of the company’s stock for $20 million in cash, subject to terms and conditions, including lender approval.

Under the terms of the Agreement, James A. Cummings, Inc. will operate as a wholly owned subsidiary of Perini Corporation and will be managed by its current senior management team. James A. Cummings will serve as Chief Executive Officer of James A. Cummings, Inc. and will become a Director of Perini Corporation. William R. “Rick” Derrer will serve as President and Michael Lanciault will serve as Senior Vice-President, Chief Estimator of James A. Cummings, Inc.

“We are very pleased to announce this definitive agreement, which will expand our market presence in the Southeast region and support Perini’s strategy to achieve profitable growth,” said Ronald N. Tutor, Perini’s Chairman and CEO.

“James A. Cummings, Inc. brings with it an excellent regional reputation as a ‘builder of choice’ for schools, public and commercial facilities. The company meets every one of our stringent qualifications for a potential acquisition. It has a track record of profitable operations. It has a growth-oriented management team that wants to stay and continue to build the company. It expands our physical footprint and brand in a marketplace that is rich with opportunities for growth. And, most importantly, James A. Cummings, Inc. shares

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James A. Cummings                                             December 19, 2002                                             Page 2

Perini’s commitment to building long-term client relationships, based on on-time delivery, tight cost controls and high quality standards.”

James A. Cummings, Inc. employs over 300 people in the Southeast region. In addition to serving as Chairman and CEO of the company, James A. Cummings is active in the Florida business and philanthropic communities, serving on the boards of the Boys and Girls Clubs of Broward County, United Way, Broward Partnerships for the Homeless, Inc. and Tri-County Rail Authority.

“James A. Cummings, Inc. is very excited to be joining the Perini team,” said Mr. Cummings. “Perini is known for its ability to successfully complete large-scale, complex projects on a fast track basis, including the Gaylord Palms Resort and Convention Center in Orlando, Florida. By joining with Perini, we will expand the capabilities we can offer to our shared client base and create opportunities for growth and professional development for our employees in a world-class organization.”

Perini Corporation expects that the transaction will be financed through an increase in capacity under the Company’s existing credit agreement.

About Perini Corporation
Perini Corporation provides general contracting, including building and civil construction, and construction management and design-build services to private clients and public agencies in the United States and selected overseas locations. Perini is known for its hospitality and gaming industry projects, and for its corrections, health care, sports, entertainment and educational expertise, as well as large and complex civil construction projects.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the availability of borrowed funds on terms acceptable to the Company; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or omitted to be taken by third parties including the Company’s customers, suppliers, business partners, lenders, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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